UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2017

HRG GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4219	74-1339132
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 906-8555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On November 30, 2017, HRG Group, Inc. (“HRG”, and together with its subsidiaries, the “Company”) announced completion of the Front Street Sale (as defined below) and the closing of the FGL Merger (as defined below) and its implication for the potential 338 Tax Election (as defined below). For additional information regarding the foregoing, see heading “Additional Transaction Information” below.
On December 5, 2017, the Company paid off the $92.0 million aggregate principal amount of notes issued by HGI Energy, LLC, a wholly-owned subsidiary of HRG, which were held by FGL and Front Street (the “Energy Notes Redemption”). As used in this report, “Insurance Operations Transactions” refers to the FGL Merger, the Front Street Sale, the 338 Tax Election and the Energy Notes Redemption.
Pursuant to Article 11 of Regulation S-X, HRG files this report to disclose certain pro forma financial information regarding the Insurance Operations Transactions. For further information, see Item 9.01 below.
Additional Transaction Information
On November 30, 2017, Fidelity & Guaranty Life (“FGL”), a former majority owned subsidiary of HRG Group, Inc. (“HRG”, and collectively with its respective subsidiaries, the “Company”) announced the completion of FGL’s merger (the “FGL Merger”) with CF Corporation and its related entities (collectively, the “CF Entities”) pursuant to its previously disclosed Agreement and Plan of Merger (the “FGL Merger Agreement”). Pursuant to the FGL Merger Agreement, except for certain shares specified in the FGL Merger Agreement, each issued and outstanding share of common stock of FGL was automatically cancelled and converted into the right to receive $31.10 in cash, without interest.
Also on November 30, 2017, Front Street Re (Delaware) Ltd. (“Front Street” and together with FGL, the “Insurance Operations”), a wholly owned subsidiary of HRG, sold to the CF Entities all of the issued and outstanding shares of Front Street Re Cayman Ltd. and Front Street Re Ltd. (the “Front Street Sale”) pursuant to a previously disclosed Share Purchase Agreement. The purchase price for the sale was $65.0 million, subject to reduction for customary transaction expenses. In addition, $6.5 million of the purchase price was deposited in escrow for a period of 15 months to support any indemnification claims that might be made (if any) against Front Street by the CF Entities.
In addition, as previously disclosed, on May 24, 2017, HRG, FS Holdco II Ltd. (“FS Holdco”) and the CF Entities entered into an agreement (the “338 Agreement”) pursuant to which the CF Entities agreed that FS Holdco may, at its option, cause the relevant CF Entity and FS Holdco to make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the FGL Merger and the deemed share purchases of FGL’s subsidiaries (the “338 Tax Election”). Pursuant to the 338 Agreement, if FS Holdco elects to make the 338 Tax Election, FS Holdco and/or CF Corporation will be required to make a payment for the election to the other. More specifically, FS Holdco will be required to pay CF Corporation $30.0 million, plus the amount, if any, by which FGL’s and its subsidiaries’ incremental current tax costs that are attributable to such election exceed $6.0 million, and CF Corporation will be required to pay FS Holdco the amount, if any, by which FGL’s and its subsidiaries’ incremental current tax savings that are attributable to such election exceed $6.0 million. Pursuant to the 338 Agreement, FS Holdco may elect to exercise the 338 Tax Election at any time until 10 business days after final calculation of such incremental tax costs or savings, as the case may be, and it currently expects to exercise such election within such period. If FS Holdco exercises the 338 Tax Election, as of September 30, 2017, HRG expects to receive an estimated $9.6 million net payment from CF Corporation. Nonetheless, there can be no assurance that FS Holdco will make the election and/or that HRG will receive the expected benefits of such election. In addition, the estimated payment described herein is preliminary as of September 30, 2017 and subject to change, and HRG does not undertake any obligation to update such estimate.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired
Not applicable.

(b) Pro Forma Financial Information
Pursuant to Article 11 of Regulation S-X, filed as Exhibit 99.1 to this report and incorporated herein, are (i) Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of September 30, 2017, as if the Insurance Operations Transactions had occurred as of that date, (ii) Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company for the years ended September 30, 2017, 2016 and 2015, as if the Insurance Operations Transactions had occurred on October 1, 2014, and the related notes thereto.
(c) Shell Company Transactions
Not applicable.

(d) Exhibits

Exhibit No.	Description
99.1
The (i) Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of September 30, 2017, as if the Insurance Operations Transactions had occurred as of that date, (ii) Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company for the years ended September 30, 2017, 2016 and 2015, as if the Insurance Operations Transactions had occurred on October 1, 2014, and the related notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HRG GROUP, INC.

/s/ George C. Nicholson
Name: George C. Nicholson
Title: Senior Vice President, Chief Accounting Officer and Chief Financial Officer

Dated: December 5, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1
The (i) Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of September 30, 2017, as if the Insurance Operations Transactions had occurred as of that date, (ii) Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company for the years ended September 30, 2017, 2016 and 2015, as if the Insurance Operations Transactions had occurred on October 1, 2014, and the related notes thereto.